Exhibit 99.5

The disclosure contained in this exhibit has been derived from the Annual Report on Form 10-K of C&J Energy Services, Inc. for the year ended December 31, 2014, which was filed with the SEC prior to the consummation of the Merger (as defined below). As a result of the consummation of the Merger, C&J Energy Services, Inc. is a private wholly owned subsidiary of C&J Energy Services Ltd. The disclosure contained in this exhibit should be read in conjunction with the corresponding disclosure contained in the Annual Report on Form 10-K of Nabors Red Lion Limited for the year ended December 31, 2014. Unless the context indicates otherwise, as used herein, the terms “we”, “us”, “our”, “the Company”, “C&J”, or like terms refer to C&J Energy Services, Inc. and its subsidiaries prior to the closing of the Merger (the “Effective Time”).

BUSINESS

General Description of Our Business

We are an independent provider of premium hydraulic fracturing, coiled tubing, cased-hole wireline, pumpdown, and other complementary services with a focus on complex, technically demanding well completions. These core services are provided to oil and natural gas exploration and production companies throughout the United States. During the second quarter of 2014, we introduced our directional drilling services line to customers as a new service offering, and we are investing in the growth of this business in key U.S. markets. As a result of the development of our strategic initiatives and acquisitions during 2013, we expanded our business to blend and supply specialty chemicals for completion and production services, including the fluids used in our hydraulic fracturing operations, and we also manufacture and sell data acquisition and control systems and provide our proprietary, in-house manufactured downhole tools and related directional drilling technology. We utilize these products in our day-to-day operations, and we also provide these products to third-party customers in the energy services industry. These strategic initiatives and acquisitions are described in more detail under “Strategic Initiatives and Growth Strategy – Service Line Diversification, Vertical Integration & Technological Advancement.” In addition to our suite of completion, stimulation and production enhancement products and services, we manufacture, repair and refurbish equipment and provide parts and supplies for third-party companies in the energy services industry, as well as to fulfill our internal needs.

Our principal executive offices are located at 3990 Rogerdale Rd, Houston, Texas 77042, and our main telephone number is (713) 325-6000. We operate in some of the most active domestic onshore basins with facilities across the United States, including in Texas, Oklahoma, New Mexico, Colorado, Utah, North Dakota, West Virginia and Pennsylvania. In 2013, we opened our first international office in Dubai with a goal of becoming a significant, long term provider of multiple services throughout the Middle East.

Our website is available at www.cjenergy.com. We make available free of charge through our website all reports filed with or furnished to the U.S. Securities and Exchange Commission (“SEC”) pursuant to Section 13(a) or 15(d) of the Exchange Act, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information contained on or available through our website is not a part of or incorporated into this Form 8-K/A or any other report that we may file with or furnish to the SEC.

The Combination Transactions

Effective as of March 24, 2015, we completed the combination of C&J Energy Services, Inc. (“Legacy C&J”) with the completion and production services business (the “C&P Business”) of Nabors Industries Ltd. (“Nabors”) pursuant to that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of June 25, 2014, by and among Legacy C&J, Nabors, Nabors Red Lion Limited (subsequently renamed C&J Energy Services Ltd., “New C&J”), Nabors CJ Merger Co. and CJ Holding Co. Under the terms of the Merger Agreement, Nabors separated the C&P Business from the rest of its operations and consolidated this business under New C&J. A Delaware subsidiary of New C&J then merged with and into Legacy C&J, with Legacy C&J continuing as the surviving corporation and a direct wholly owned subsidiary of New C&J (such transactions referred to herein collectively as the “Merger”).

Effective upon the Effective Time, shares of common stock of Legacy C&J were converted into common shares of New C&J on a 1-for-1 basis, New C&J was renamed “C&J Energy Services Ltd.” and its common shares began trading on the New York Stock Exchange under the ticker “CJES.” Pursuant to Rule 12g-3(a) under the Exchange Act, New C&J is the successor issuer to Legacy C&J following the closing of the Merger and is deemed to succeed to Legacy C&J’s reporting history under the Exchange Act.

Results for periods prior to the completion of the Merger reflect the financial and operating results of Legacy C&J, and do not include the financial and operating results of the C&P Business. Accordingly, comparisons between our consolidated results following completion of the Merger and results from prior periods may not be meaningful.

As a result of the Merger, we are one of the largest, integrated providers of completion and production services in North America. We are led primarily by the individuals who served as Legacy C&J’s executive officers prior to the completion of the Merger. After giving effect to the Merger, Nabors owned approximately 53% of our outstanding common shares, with Legacy C&J shareholders owning the remaining 47% of our outstanding common shares.

Strategic Initiatives and Growth Strategy

Expansion of Core Service Lines

During 2014, we continued to focus on growing our core service lines through the expansion of our assets, customer base and geographic reach, both domestically and internationally.

On the domestic front, over the course of 2014, we steadily grew our business and gained market share in each of our service lines through the deployment of incremental capacity across our asset base and targeted sales and marketing efforts to expand our customer base. We strengthened our presence in areas with high customer demand within our existing geographic footprint and also introduced our coiled tubing and wireline operations (which includes our pumpdown services) to new markets. Our operational and financial results over the course of 2014 were driven by a strong performance across our core service lines, as we capitalized on high activity and service intensity levels, having strategically positioned ourselves for the anticipated increase in completion activity entering 2014. However, U.S. domestic drilling and completion activities decreased towards the end of the fourth quarter as a result of rapidly declining commodity prices, as well as the typical year-end seasonal slowdown and disruption due to inclement weather.

With respect to our hydraulic fracturing operations, we deployed over 120,000 incremental hydraulic horsepower capacity during the year to take advantage of the rise in service-intensive completion activity that we experienced through most of 2014. Due to strategic planning and the flexibility and control provided by our in-house manufacturing capabilities, we were able to put these fleets to work with high activity operators immediately upon taking delivery of the equipment. We also grew our coiled tubing and wireline operations, deploying incremental equipment to strengthen our presence in highly active basins, and we gained market share in some of our newer operating regions. During the third quarter of 2014, we opened our first office in Wyoming, where we are now offering wireline services, as well as our directional drilling services, which we introduced to customers as a new service offering during the second quarter of 2014. Our directional drilling services line is described in more detail under “– Service Line Diversification, Vertical Integration & Technological Advancement.” In addition to organic growth, in May 2014, we acquired Tiger Casedhole Services, Inc. (“Tiger”), a leading provider of cased-hole wireline, logging, perforating, pipe recovery and tubing-conveyed perforating services in California. The acquisition of Tiger increased our existing wireline capabilities and provides a presence on the U.S. West Coast, which was a new market for C&J.

With the sharp decline in commodity prices in the second half of 2014 and extending into 2015, we are experiencing a slowdown in activity across our customer base, which in turn has increased competition and put downward pressure on pricing for our services. As we move through 2015, we recognize the uncertain market conditions will be challenging for our industry. Although the severity and extent of this downturn is uncertain, absent a significant recovery in commodity prices, we expect that activity and pricing levels will continue to decline. In response to this difficult environment, we are focused on maintaining utilization, preserving our competitive position and protecting market share by continuing to deliver differentiated value to our customers. As part of our strategy, we will continue to target high volume, high efficiency customers with service intensive, 24-hour work, which is where we believe that we can differentiate our services from our competitors. As our customers seek to reduce pricing in response to depressed commodity prices, we have been diligent in identifying ways to increase efficiencies and lower our operating costs. Although we believe we are prepared for the challenges that lie ahead, the weak activity and pricing environment characterizing this downturn will negatively impact our financial and operating results.

With respect to our international expansion efforts, during 2014 we continued to invest in the infrastructure needed to support the development of operations in the Middle East. In January 2014 we were awarded our first international contract to provide coiled tubing services on a trial basis in Saudi Arabia. During the first half of the year, we established coiled tubing equipment, crews and logistics on the ground in Saudi Arabia to service this contract. We mobilized on location for our customer in late June 2014, and we successfully completed our first coiled tubing job in July 2014. To date, we are continuing to work in Saudi Arabia under this contract. Due to the size of this first project and the additional costs associated with establishing operations overseas, we do not expect to generate financial returns during this initial phase. Additionally, there is no guarantee that we will be able to obtain additional work with this customer beyond this provisional contract. However, we believe that this is a valuable opportunity to demonstrate our services outside of the United States. We are optimistic that our efforts can lead, over time, to a long-term relationship and additional opportunities with this new customer. We also hope that by demonstrating our capabilities in the region we may be able to secure opportunities with other potential customers in the Middle East.

Service Line Diversification, Vertical Integration & Technological Advancement

During 2014, we further advanced our ongoing strategic initiatives designed to strengthen, expand and diversify our business. As we continue to execute our long-term growth strategy, we remain focused on service line diversification, vertical integration and technological advancement. Our continued investment in our strategic initiatives resulted in increasing capital expenditures and additional costs during 2014, and we expect that our costs and expenses will continue to increase as we further develop these projects. However, over the course of 2015, we expect to generate meaningful cost savings from a number of these projects. Further, we believe that these investments will yield significant financial returns, as well as significant cost savings to us, over the long term. Our strategic initiatives have not contributed significant third-party revenue to date, and we do not expect that any will contribute meaningful third-party revenue over the near term. If this current industry downturn and depressed pricing environment for crude oil persists or worsens, we are prepared to delay further investment in these projects in line with any sustained market weakness and to take the necessary steps to further protect our company and maximize value for all of our shareholders.

Our key strategic initiatives in 2014 included the following:

•	Directional Drilling Services. We have taken a multi-faceted, integrated approach to developing our directional drilling capabilities. In April 2013, we acquired a provider of directional drilling technology and related downhole tools. Building on that technology, during the first half of 2014 we began manufacturing premium drilling motors in-house and leasing them to third-party customers. Additionally, during the second quarter of 2014, we introduced our new directional drilling services line to customers as a new service offering.

Although our directional drilling business is still in the early stages, we are now offering directional drilling services to customers in Wyoming, North Dakota and Utah as well as in Texas, with plans to commence operations in Oklahoma during 2015. Initial customer feedback has been positive, although, demand has been negatively impacted by the reduction in drilling and completion activities throughout the industry due to the decline in commodity prices. We do not expect this service line to provide any meaningful contribution to revenue in the near term, especially in light of current market conditions. However, we believe that it has significant potential over the long-term, and we intend to continue investing in its growth. Although not at the outset, our goal is that, over time, our directional drilling services will be provided exclusively using our integrated downhole tools and directional drilling technology. Through our research and technology division, we are developing differentiated, cost-effective directional drilling products, including additional models of our drilling motors.

•	Specialty Chemicals Business. In 2013, we began organically developing a specialty chemicals business for completion and production services. We source many of the chemicals and fluids used in our hydraulic fracturing operations through this business, which provides cost savings to us and also gives us direct control over the design, development and supply of these products. In an effort to drive cost savings from intercompany purchases, we expanded the capabilities of this business during 2014, including the capability to blend guar slurry for hydraulic fracturing operations. We also focused on growing strategic third-party sales from this business, although this business has not, and we do not expect that in the near term it will, provide any meaningful contribution to revenue. We intend to continue growing this business with the long-term goal of becoming a large-scale supplier of these products to the oil and gas industry.

•	Mobile Data Systems. In December 2013, we acquired a manufacturer of data acquisition and control instruments that are used in our hydraulic fracturing operations. In September 2014, we deployed the first of our hydraulic fracturing equipment to include our proprietary data control systems. We believe that the enhanced functionality and cost savings provided by satisfying one more of our equipment needs in-house will yield strong returns on our investment over the long-term. In addition to achieving cost savings through intercompany purchases, we are also selling these products to third-party energy services companies, although this business has not, and we do not expect that in the near term it will, provide any meaningful contribution to revenue.

•	Technological Advancement. Over the course of 2014, we further advanced our research and technology capabilities as we continued to focus on developing innovative, fit-for-purpose solutions designed to reduce costs, increase completion efficiencies, enhance our service capabilities and add value for our customers. As a result of these efforts, in 2014, we introduced several new products and progressed on differentiating technologies that we believe will provide a competitive advantage as our customers focus on extracting oil and gas in the most economical and efficient ways possible. Through the efforts of our research and technology division, which we started in 2013, and vertical integration plan, we launched our new directional drilling services line and began to incorporate our proprietary data control systems in our hydraulic fracturing equipment. We also began to use our proprietary perforating gun system, which is the result of a collaborative effort between our operations and technology teams, in our wireline operations. We believe these perforating guns will enhance the quality, reliability and safety of our wireline operations. Additionally, we are manufacturing them in-house, which is expected to generate significant costs savings over the long term.

We believe that one of the strategic benefits that our research and technology division provides us is the ability to develop and implement new technologies and enhancements and respond to changes in customers’ requirements and industry demand. Our equipment manufacturing division provides another platform to integrate our strategic initiatives, implement technological developments and enhancements and capture additional cost savings. We will continue to make further investments in technological advancement, as we are confident that our efforts will yield significant returns, efficiencies and meaningful cost savings to us over the long term.

Our Operating Segments

As of December 31, 2014, we operated in three reportable operating segments: Stimulation and Well Intervention Services; Wireline Services; and Equipment Manufacturing. In line with the growth of our business, we routinely evaluate our reportable operating segments, and we believe that these three segments are appropriate and consistent with how we manage our business and view the markets we serve. Our operating segments are described in more detail below. For financial information about our segments, including revenue from external customers and total assets by segment, see “Note 11 – Segment Information” in Part II, Item 8 “Financial Statements and Supplementary Data.”

Stimulation and Well Intervention Services

Our Stimulation and Well Intervention Services segment provides (i) hydraulic fracturing services and (ii) coiled tubing and other well stimulation services, as well as directional drilling services.

Hydraulic Fracturing Services. Our customers use our hydraulic fracturing services to enhance the production of oil and natural gas from formations with low permeability, which restricts the natural flow of hydrocarbons. Hydraulic fracturing involves pumping a fluid down a well casing or tubing at sufficient pressure to cause the underground producing formation to fracture, allowing the oil or natural gas to flow more freely. A propping agent, or proppant, is suspended in the fracturing fluid and used to prop the fractures open. Proppants generally consist of sand, bauxite, resin-coated sand or ceramic particles and other engineered proprietary materials. The extremely high pressure required to stimulate wells in the regions in which we operate presents a challenging environment for achieving a successfully fractured horizontal well. As a result, an important element of the services we provide to producers is designing the optimum well completion, which includes determining the proper fluid, proppant and injection specifications to maximize production. Our engineering staff also provides technical evaluation, job design and fluid recommendations for our customers as an integral element of our fracturing service.

Our operating strategy for this service line includes maintaining high asset utilization levels to maximize revenue generation. To implement this strategy, we have focused on those markets historically requiring significant pumping services, substantial hydraulic horsepower (“HHP”) capacity, and large volumes of consumables. Our hydraulic fracturing assets are concentrated in operating areas characterized by complex, technically demanding, service intensive work with higher HHP requirements. We also target customers that favor 24-hour operations and multi-well pad drilling as part of our effort to maximize revenue generation. However, even if we are able to obtain a job-mix weighted towards greater revenue generating activities, this may not result in improved profitability. Given the cyclical nature of activity drivers in the U.S. land market areas, coupled with the high labor intensity and costs of these services, operating margins can fluctuate widely depending on supply and demand at a given point in the cycle.

As of the year ended December 31, 2014, our hydraulic fracturing services consisted of more than 440,000 total HHP capacity, having deployed over 120,000 incremental HHP capacity over the course of the year to take advantage of increasing service-intensive completion activity in our primary operating areas and strong customer demand. As a result of our strategic planning and the flexibility provided by our in-house manufacturing capabilities, we were able to quickly secure work for each fleet with high activity operators immediately after deploying the equipment. We consider HHP to be deployed at the point that we have taken delivery of the equipment and made it available for immediate operations, regardless of whether we have secured work for the equipment at that time.

HHP is a measure of the pressure pumping capabilities of a pressure pump unit and each of our pressure pump units has approximately 2,000 HHP of pressure pumping capacity. We measure capacity for our hydraulic fracturing services based on the aggregate HHP in our hydraulic fracturing fleet that we have deployed, because the amount of HHP capacity that we have available for operations generally correlates to our ability to generate revenue. The HHP requirements for a hydraulic fracturing job varies widely based on numerous factors that are outside of our control, including the geological characteristics of the reservoir formation, the well structure and customer specifications. We have performed jobs with as little as 2,000 HHP, and jobs that have required as much as 44,000 HHP.

We generate revenue for the services provided and consumables (such as fluids and proppants) used in our hydraulic fracturing operations on a per job basis, which can consist of one or more fracturing stages. The number of fracturing stages, and the size and intensity of those fracturing stages, will vary significantly from job-to-job based on a number of factors, including the geological characteristics of the reservoir formation, the well structure and customer specifications. This directly impacts the amount of HHP capacity and hours of services provided and volume of consumables used in a hydraulic fracturing job. We typically charge prevailing market prices per hour for our services and charge at cost plus an agreed-upon markup for consumables used. We may also charge fees for the mobilization and set-up of equipment, any additional equipment used on the job, and other miscellaneous consumables. Generally, these fees and other charges vary depending on the equipment, personnel and consumables required for the job, as well as competitive factors and market conditions in the region in which the services are performed. Given these variables, revenue and operating margins may vary substantially from job-to-job, from customer-to-customer and from month-to-month.

We measure our activity levels, or utilization, by the total number of days that our aggregate HHP capacity works on a monthly basis. We generally consider our HHP capacity to be working such days that it is at or in transit to a job location, regardless of the number of hours worked or whether it generated any revenue during such time. Our management team monitors this measure of asset utilization for purposes of assessing our overall activity levels and customer demand, and efficiently allocating our assets. However, asset utilization is not indicative of our financial and/or operational performance and should not be given undue reliance. During the year ended December 31, 2014, our aggregate HHP capacity was approximately 94% utilized and our hydraulic fracturing operations contributed $985.0 million, or 61.3%, to our consolidated revenue for the year ended December 31, 2014.

Coiled Tubing and Other Well Stimulation Services. Our customers use our coiled tubing services to perform various functions associated with well-servicing operations and to facilitate completion of new and existing wells. Coiled tubing services involve the use of a continuous metal pipe spooled onto a large reel which is then deployed into oil and natural gas wells to perform various applications. We believe coiled tubing has become a preferred method of well completion, workover and maintenance projects due to its speed, ability to handle heavy-duty jobs across a wide spectrum of pressure environments, safety and ability to perform services without having to shut-in a well.

As of December 31, 2014, we operated 35 coiled tubing units, having deployed 11 incremental coiled tubing units and related ancillary equipment over the course of the year. Two of our coiled tubing units were positioned in Saudi Arabia in early 2014 to service our first international contract.

We consider a coiled tubing unit to be deployed at such point that we have taken delivery of the equipment and made it available for immediate operations, regardless of whether we have secured work for the equipment at that time. We measure capacity for our coiled tubing services primarily based on the total number of coiled tubing units that we have deployed, as the amount of coiled tubing units that we have available for operations generally correlates to our ability to generate revenue. Our coiled tubing services are well-established in some of the most active basins in the United States and we are committed to further grow this business in terms of capacity, geographic reach and market share.

We generate revenue for the services provided and consumables (such as stimulation fluids, nitrogen and coiled tubing materials) used in our coiled tubing operations on a per job basis. The type and amount of required services and service intensity will vary significantly from job-to-job based on a number of factors, including the geological characteristics of the reservoir formation, the well structure and customer specifications. We typically charge prevailing market prices per hour for our services and charge at cost plus an agreed-upon markup for any consumables used in performing our services. We may also charge fees for mobilization and set up of equipment, the personnel on the job, any additional equipment used on the job and other miscellaneous consumables. Generally, these fees and other charges vary depending on the type of service to be performed and the equipment and personnel required for the job, as well as competitive factors and market conditions in the region in which the services are performed. Given these variables, revenue and operating margins may vary substantially from job-to-job.

We measure our activity levels, or utilization, for our coiled tubing services primarily by the total number of days that our aggregate coiled tubing units work on a monthly basis. We generally consider a coiled tubing unit to be working such days that it is at a customer job location, regardless of the number of hours worked or the amount of revenue generated during such time. Our management team monitors this measure of asset utilization for purposes of assessing our overall activity levels and customer demand, and efficiently allocating our assets. However, asset utilization is not indicative of our financial and/or operational performance and should not be given undue reliance. During the year ended December 31, 2014, our coiled tubing services were approximately 75% utilized, based on available working days per month, which excludes scheduled maintenance days, and our coiled tubing operations contributed $176.3 million, or 11.0%, to our consolidated revenue for the year ended December 31, 2014.

Our other well stimulation services primarily include nitrogen, pressure pumping and thru-tubing services, as well as our recently launched directional drilling services line. Additionally we blend and supply specialty chemicals for completion and production services, and also manufacture and provide downhole tools and related directional drilling technology and data acquisition control systems. These products are provided to third-party customers in the energy services industry and are also used in our operations and equipment. After an evaluation of these businesses, it was determined that each is appropriately accounted for in our Stimulation and Well Intervention Services segment.

Collectively, our other well stimulation services contributed $25.3 million, or 1.5%, to our consolidated revenue, for the year ended December 31, 2014, with the substantial majority generated from our nitrogen, pressure pumping and thru-tubing services.

Wireline Services

Our Wireline Services segment provides cased-hole wireline, pumpdown and other complementary services, including logging, perforating, pipe recovery and pressure testing services. We have aggressively grown this business and increased market share since our entry into this service line through our June 2012 acquisition of Casedhole Solutions, Inc. (“Casedhole Solutions”). During 2014, we further expanded our wireline capabilities through the deployment of new equipment, as well as the second quarter acquisition of Tiger, a leading provider of wireline services on the U.S. West Coast. See “Note 3 – Acquisitions” in Part II, Item 8 “Financial Statements and Supplementary Data” for further discussion regarding the acquisitions of Casedhole Solutions and Tiger.

As of December 31, 2014, we operated 92 wireline units and 53 pumpdown units, as well as pressure control and other ancillary equipment. We deployed 23 incremental wireline units and 20 new incremental pumpdown units during 2014.

We consider a wireline unit to be deployed at the point that we have taken delivery of the equipment and made it available for immediate operations, regardless of whether we have secured work for the equipment at that time. We measure capacity for our wireline services primarily based on the total number of wireline units that we have deployed, as the wireline units that we have available for operations generally correlates to our ability to generate revenue. We generate revenue for our wireline services on a per job basis at agreed-upon spot market rates. Wireline jobs are short-term in nature, typically lasting only a few hours to a few days. We measure our activity levels, or utilization, for our wireline services primarily by the total number of days that our aggregate wireline units work on a monthly basis. We generally consider a wireline unit to be working such days that it is at or in transit to a job location, regardless of the number of hours worked or whether it generated any revenue during such time. Our management team monitors this measure of asset utilization for purposes of assessing our overall activity levels and customer demand, and efficiently allocating our assets. However, utilization is not indicative of our financial and/or operational performance and should not be given undue reliance. During the year ended December 31, 2014, our wireline services were approximately 85% utilized, based on available working days per month, which excludes scheduled maintenance days, and our Wireline Services segment contributed $408.5 million, or 25.4%, to our consolidated revenue for the year ended December 31, 2014.

Equipment Manufacturing

We commenced our Equipment Manufacturing segment with the acquisition of Total E&S, Inc. in April 2011. Our Equipment Manufacturing segment manufactures, refurbishes and repairs equipment and provides oilfield parts and supplies for third-party customers in the energy services industry, as well as to fulfill the internal equipment demands of our Stimulation and Well Intervention Services and Wireline Services segments. This business continues to provide us with cash flow savings from intercompany purchases, including equipment manufacturing, repair and refurbishment, and also supports active management of parts and supplies purchasing. One of the many benefits provided by our in-house manufacturing capabilities is the ability to minimize the cost and ensure timely delivery of new equipment to meet customer demand. It also gives us the flexibility to timely respond to changes in market conditions and customer demand, which we believe provides a competitive advantage. This segment is key to our vertical integration efforts as it provides a means for us to integrate our strategic initiatives to implement technological developments and enhancements.

Our Equipment Manufacturing segment contributed $11.8 million in third-party revenue, or 0.7%, to our consolidated revenue, for the year ended December 31, 2014.

Other Information About Our Business

Geographic Areas

We operate in most of the major oil and natural gas producing regions of the continental United States, including the Permian Basin, Eagle Ford, Bakken and Marcellus Shales. During the years ended December 31, 2012 and 2013, all of our revenue from external customers was derived from the United States, and all of our long-lived assets were located in the United States. During the year ended December 31, 2014, substantially all of our revenue from external customers was derived from the United States, and substantially all of our long-lived assets were located in the United States. However, in the second quarter of 2014 we positioned two of our coiled tubing units in Saudi Arabia to service our first international contract and during the year ended December 31, 2014, we generated $1.0 million, or 0.1% of our consolidated revenue, from coiled tubing operations in Saudi Arabia.

Over the past several years, we have focused on expanding our geographic reach, both domestically and internationally. With respect to our international expansion efforts, during 2014 we continued to invest in the infrastructure needed to support the development of operations in the Middle East. In January 2014 we were awarded our first international contract to provide coiled tubing services on a trial basis in Saudi Arabia. During the first half of 2014, we established coiled tubing equipment, crews and logistics on the ground in Saudi Arabia to service this contract. We mobilized on location for our customer in late June 2014 and we successfully completed our first coiled tubing job in July 2014.

Due to the size of this first project and the additional costs associated with establishing operations overseas, we do not expect to generate financial returns during this initial phase. Additionally, there is no guarantee that we will be able to obtain additional work with this customer beyond this provisional contract. However, we believe that this is a valuable opportunity to demonstrate our services outside of the United States. We are optimistic that our efforts can lead, over time, to a long-term relationship and additional opportunities with this new customer. We also hope that by demonstrating our capabilities in the region we may be able to secure additional opportunities with other customers in the Middle East. For certain risks attendant to our anticipated non-U.S. operations, please read “Risk Factors” in Part I, Item 1A of this Form 10-K.

Seasonality

Our operations are subject to seasonal factors. Specifically, in the fourth quarter, we typically have experienced a pause by our customers around the holiday season, and activity will slow during the latter part of the year as our customers exhaust their annual capital spending budgets. Additionally, our operations are directly affected by weather conditions. During the winter months our customers may delay operations or we may not be able to operate or move our equipment between locations during periods of heavy snow, ice or rain. During the summer months, our operations may be impacted by tropical weather systems.

Sales and Marketing

Our sales and marketing activities relating to our core service lines are typically performed through our local operations in each geographic region. We believe our local field sales personnel have an excellent understanding of region-specific issues and customer operating procedures and, therefore, can effectively target marketing activities. We also have multiple corporate sales representatives that supplement our field sales efforts and focus on large accounts and selling technical services. Our sales representatives work closely with our local managers and field sales personnel to target compelling market opportunities. We facilitate teamwork among our sales representatives by basing a portion of their compensation on aggregate company sales targets rather than individual sales targets. We believe this emphasis on teamwork enables us to better serve our existing customers and will also allow us to further expand our customer base.

With the acquisition of our wireline business in June 2012, we expanded the suite of completion services available to our customers and focused on cross-selling our core service offerings. We believe that our ability to deliver these services without a loss of quality or efficiency differentiates us from our similarly-sized competitors. We have leveraged the broader customer base and geographic reach of our wireline business to introduce our other service lines to new customers as well as into new geographic regions where our wireline business already had a presence. This strategy has worked particularly well for growing our coiled tubing operations in the Marcellus and Bakken Shales over the past several years.

With respect to our hydraulic fracturing operations, over the course of 2013, our exposure to the spot market significantly increased as all but one of our legacy term contracts expired and the remaining contract expired in early 2014. We increased our sales and marketing efforts in response to our new operating environment and we believe we have adapted our strategy to address the challenges of our position. This strategy includes continuing to target customers who focus on horizontal drilling efficiency, service intensive 24-hour operations and multi-well pad drilling.

Customers

Through our Stimulation and Well Intervention Services and Wireline Services segments, we serve a diverse group of independent and major oil and gas companies that are active in our core areas of operations across the continental U.S. Due to the short lead time between ordering services and providing services, there is no sales backlog in these core service lines.

The majority of our revenue is generated from our hydraulic fracturing services, which were primarily provided to independent oil and natural gas exploration and production companies in the Eagle Ford Shale and Permian Basin in 2014. Historically, most of our hydraulic fracturing revenue was generated by work provided under six legacy term contracts, which had minimum utilization requirements and favorable pricing terms relative to spot market pricing. Given the nature of these contracts and the limited size of our hydraulic fracturing asset base, our customer concentration has been high. Over the course of 2013, all but one of our legacy term contracts expired, and the remaining contract expired in early 2014. Although the expiration of our legacy term contracts provided an opportunity to work for new customers, we continue to provide a substantial amount of hydraulic fracturing services to certain of our previously contracted customers, so our customer concentration remains high.

The addition of our wireline business in June 2012 expanded our customer base and geographic footprint. Successfully leveraging the broader customer base and geographic reach of our wireline business, we are now providing our coiled tubing, wireline, pressure pumping and related well stimulation and completion services to a diverse group of independent and major oil and gas companies across the continental United States. However, given the significance of our hydraulic fracturing operations to our business, our revenue, earnings and cash flows are substantially dependent upon a concentrated group of customers.

Our top ten customers accounted for approximately 51.1%, 64.6% and 81.0% of our consolidated revenue for the years ended December 31, 2014, 2013 and 2012, respectively. For the year ended December 31, 2014, revenue from Anadarko Petroleum Corporation and Apache Corporation represented 16.4% and 9.6%, respectively, of our consolidated revenue. For the year ended December 31, 2013, revenue from Anadarko Petroleum Corporation and Apache Corporation individually represented 19.5% and 13.1% respectively, of our consolidated revenue. For the year ended December 31, 2012, revenue from Anadarko Petroleum Corporation, Apache Corporation, and Freeport-McMoRan Oil and Gas individually represented 19.1%, 15.6%, 12.9%, respectively, of our consolidated revenue. Other than those listed above, no other customer accounted for more than 10% of our consolidated revenue in 2014, 2013 or 2012. If we were to lose any material customer, we may not be able to redeploy our equipment at similar utilization or pricing levels and such loss could have an adverse effect on our business until the equipment is redeployed at similar utilization or pricing levels. We monitor closely the financial condition of our customers, their capital expenditure plans, and other indications of their drilling and completion activities.

The customers served through our equipment manufacturing business are primarily energy services companies. C&J historically has been, and continues to be, the top customer for this business and it did not generate a significant portion of our consolidated revenue for the years ended December 31, 2014, 2013 or 2012.

Industry Overview; Competition and Demand for Our Services

The oil and gas industry has traditionally been volatile and is influenced by a combination of long-term, short term and cyclical trends, including the domestic and international supply and demand for oil and natural gas, current and expected future prices for oil and natural gas and the perceived stability and sustainability of those prices, production depletion rates and the resultant levels of cash flows generated and allocated by exploration and production companies to their drilling, completion and workover budget. The oil and gas industry is also impacted by general domestic and international economic conditions, political instability in oil producing countries, government regulations (both in the United States and elsewhere), levels of consumer demand, the availability of pipeline capacity, weather conditions, and other factors that are beyond our control. The volatility of the oil and gas industry, and the consequent negative impact on the level of exploration, development and production activity and capital expenditures by our customers, has adversely affected, and in the future may adversely affect, the demand for our services. This, in turn, negatively impacts our ability to maintain utilization of assets and negotiate pricing at levels generating sufficient margins, especially in our hydraulic fracturing business.

Demand for our services tends to be extremely volatile and cyclical, as it is a direct function of our customers’ willingness to make operating and capital expenditures to explore for, develop and produce hydrocarbons in the United States. Our customers’ willingness to undertake such activities and expenditures depends largely upon prevailing industry conditions that are influenced by numerous factors which are beyond our control, including, among other things, current and expected future levels of oil and natural gas prices and the perceived stability and sustainability of those prices, which, in turn, is driven primarily by the supply of, and demand for, oil and natural gas. Oil and natural gas prices, and therefore the level of drilling, completion and workover activity by our customers, historically have been extremely volatile and are expected to continue to be highly volatile. For example, within the past year, oil prices were as high as $107 per barrel and have been as low as $44 per barrel. Generally, as the supply of these commodities decreases and demand increases, service and maintenance requirements increase as oil and natural gas producers attempt to maximize the productivity of their wells in a higher priced environment. However, in a lower oil and natural gas price environment, demand for service and maintenance generally decreases as oil and natural gas producers decrease their activity and expenditures. In particular, the demand for drilling, completion and workover services is driven by available investment capital for such activities. When these capital investments decline, our customers’ demand for our services declines. Because the type of services that we offer can be easily “started” and “stopped,” and oil and natural gas producers generally tend to be less risk tolerant when commodity prices are low or volatile, we typically experience a more rapid decline in demand for our services compared with demand for other types of energy services. A prolonged low level of customer activity will adversely affect the demand for our services and our financial condition and results of operations.

At the end of 2014 we saw a pullback in drilling and completion activities in response to commodity price declines and the slowdown has intensified in 2015. We are currently experiencing a decrease in activity across our customer base, which in turn has increased competition and put pressure on pricing for our services. Although the severity and extent of this downturn is uncertain, absent a significant recovery in commodity prices, we expect that activity and pricing levels will continue to decline. In reaction to this challenging environment, we have put a sharp focus on cost management, particularly input costs and labor. In order to offset as much of the pricing concessions as we can, among other things, we are working with our vendors to lower certain input costs. Our priority is on maintaining utilization and we are targeting operators who we believe have some insulation to current market challenges due to attractive acreage, size and hedging profiles, among other factors. We believe that the strategic investments in vertical integration that we have made, and our efforts to lower our cost base and improve our operational capabilities and efficiencies, will help us manage through this down-cycle. Although we believe we are prepared for the challenges that lie ahead, the weak activity and pricing environment characterizing this downturn will negatively impact our financial and operating results over the near term.

We operate in highly competitive areas of the energy services industry with significant potential for excess capacity. Completion and well servicing equipment, such as hydraulic fracturing fleets, can be moved from one region to another in response to changes in levels of activity and market conditions, which may result in an oversupply of equipment in an area. Utilization and pricing for our services have in the past been negatively affected by increases in supply relative to demand in our operating areas. Additionally, our operations are concentrated in geographic markets that are highly competitive. Our revenues and earnings are directly affected by changes in utilization and pricing levels for our services, which fluctuate in response to changes in the level of drilling, completion and workover activity by our customers. Pressure on pricing for our core services, including due to competition and industry and/or economic conditions, may impact, among other things, our ability to maintain utilization and pricing for our services or implement price increases. During periods of declining pricing for our services, we may not be able to reduce our costs accordingly, which could further adversely affect our results. Furthermore, even when we are able to increase our prices, we may not be able to do so at a rate that is sufficient to offset any rising costs. Also, we may not be able to successfully increase prices without adversely affecting our utilization levels. The inability to maintain our utilization and pricing levels, or to increase our prices as costs increase, could have a material adverse effect on our business, financial position and results of operations.

Our competitors include many large and small energy service companies, including some of the largest integrated energy services companies that possess substantially greater financial and other resources than we do. Our larger competitors’ greater resources could allow those competitors to compete more effectively than we can, including by reducing prices for services. Our major competitors for our hydraulic fracturing services include Halliburton, Schlumberger, Baker Hughes, Calfrac Well Services, Trican, Weatherford International, RPC, Inc., Pumpco, an affiliate of Superior Energy Services, and Frac Tech. Our major competitors for our coiled tubing and other well stimulation services include Halliburton, Schlumberger, Baker Hughes, RPC, Inc. and a significant number of regional businesses. Our major competitors for our wireline services include Schlumberger, Halliburton and Archer.

We believe that the principal competitive factors in the markets that we serve are technical expertise, equipment capacity, work force capability, safety record, reputation and experience. Although we believe our customers consider all of these factors, price is often the primary factor in determining which service provider is awarded work. Additionally, projects are often awarded on a bid basis, which tends to further increase competition based primarily on price. While we must be competitive in our pricing, we believe many of our customers elect to work with us based on the safety, performance and quality of our crews, equipment and services. We seek to differentiate ourselves from our major competitors by our operating philosophy, which is focused on delivering the highest quality customer service and equipment, coupled with superior execution and operating efficiency. As part of this strategy, we target high volume, high efficiency customers with service intensive, 24-hour work, which is where we believe we can differentiate our services from our competitors.

“Management’s Discussion and Analysis of Financial Condition and Results of Operations - Industry Trends and Outlook” in this Form 8-K/A for additional discussion of the market challenges within our industry.

Our equipment manufacturing business competes against numerous businesses, many of which are much larger and have greater financial and other resources. Major competitors for well stimulation equipment include Stewart & Stevenson, Enerflow Industries Inc., United Engines Manufacturing (a subsidiary of United Holdings LLC), Dragon Products (a division of Modern Group Inc.), National Oilwell Varco, Inc. and Caterpillar Inc. For our well servicing and coiled tubing and other well stimulation products, our major competitors are National Oilwell Varco, Inc., Stewart & Stevenson, Gardner Denver, and Caterpillar Inc. We believe that our customers base their decisions to purchase equipment based on price, lead time and delivery, quality, and aftermarket parts and service capabilities.

Suppliers

We purchase raw materials (such as proppant, guar, fracturing fluids or coiled tubing) and finished products (such as fluid-handling equipment) used in our Stimulation and Well Intervention Services and Wireline Services segments from various third-party suppliers, as well as from our equipment manufacturing and specialty chemicals businesses. During the year ended December 31, 2014, only our equipment manufacturing business and our specialty chemicals business supplied 5% or more of the materials and/or products used in our Stimulation and Well Intervention Services and Wireline Services segments. We are not dependent on any single supply source for these materials or products and we believe that we will be able to make satisfactory alternative arrangements in the event of any interruption in the supply of these materials and/or products by one of our suppliers. However, should we be unable to purchase the necessary materials and/or products, or otherwise be unable to procure the materials and/or products in a timely manner and in the quantities required, we may be delayed in providing our services, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We also purchase materials, products and services from certain related parties. In accordance with the rules and regulations of the SEC, we maintain a “Related Persons Transaction Policy” that provides guidelines for the review of all transactions or arrangements involving the Company and any of our directors (or nominees for director), executive officers, stockholders owning more than 5% of the Company, or any immediate family members of any such person, to determine whether such persons have a direct or indirect material interest in the transaction. Such related persons transactions are also subject to our Code of Conduct and Ethics, which restricts our directors, officers and employees from engaging in any business or conduct or entering into any agreement or arrangement that would give rise to an actual or potential conflict of interest. We have processes for reporting actual or potential conflicts of interests, including related person transactions, under both our Code of Conduct and Ethics and our Related Persons Transactions Policy. We are required to disclose each year in our proxy statement certain transactions between the Company and related persons, as well as our policies concerning related person transactions. For information regarding our related-party suppliers, please see “Transactions with Related Persons – Related Person Transactions” in our definitive proxy statement for the 2015 Annual Meeting of Stockholders pursuant to Regulation 14A under the Exchange Act. We expect to file this definitive proxy statement with the SEC within 120 days after the close of the year ended December 31, 2014.

Safety

Our business involves the operation of heavy and powerful equipment which can result in serious injuries to our employees and third parties and substantial damage to property. We commit substantial resources toward employee safety and quality management training programs, as well as our employee review process. We have comprehensive safety and training programs designed to minimize accidents in the workplace and improve the efficiency of our operations. We believe that our policies and procedures provide a solid framework to ensure our operations minimize the hazards inherent in our work and meet regulatory requirements and customer demands.

Our record and reputation for safety is important to all aspects of our business. In the energy services industry, an important competitive factor in establishing and maintaining long-term customer relationships is having an experienced, skilled and well-trained work force. In recent years, many of our larger customers have placed an added emphasis on the safety records and quality management systems of their contractors. We believe that these factors will gain further importance in the future.

Risk Management and Insurance

Our operations in our Stimulation and Well Intervention Services and Wireline Services segments are subject to hazards inherent in the oil and gas industry, including accidents, blowouts, explosions, craterings, fires, oil spills and hazardous materials spills. These conditions can cause:

•	personal injury or loss of life;

•	damage to, or destruction of, property, equipment, the environment and wildlife; and

•	suspension of operations.

In addition, claims for loss of oil and natural gas production and damage to formations can occur in the well services industry. If a serious accident were to occur at a location where our equipment and services are being used, it could result in us being named as a defendant in lawsuits asserting large claims for damages.

Because our business involves the transportation of heavy equipment and materials, we may also experience traffic accidents which may result in spills, property damage and personal injury.

Despite our efforts to maintain high safety standards, we from time to time have suffered accidents, and it is likely that we will experience accidents in the future. In addition to the property and personal losses from these accidents, the frequency and severity of these incidents affect our operating costs and insurability, and our relationship with customers, employees and regulatory agencies. Any significant increase in the frequency or severity of these incidents, or the general level of compensatory payments, could adversely affect the cost of, or our ability to obtain, workers’ compensation and other forms of insurance, and could have other material adverse effects on our financial condition and results of operations.

We maintain general liability insurance coverage of types and amounts that we believe to be customary in the industry, including sudden and accidental pollution insurance. Our sudden and accidental pollution insurance coverage is currently included under general liability, consisting of $1.0 million of underlying coverage for each occurrence, $10.0 million of umbrella coverage for each occurrence and $90.0 million of additional excess coverage for each occurrence. We also maintain insurance for property damage relating to catastrophic events. As discussed below, our Master Service Agreements (“MSAs”) with each of our customers provide, among other things, that our customers generally assume (without regard to fault) liability for underground pollution and pollution emanating from the wellbore as a result of an explosion, fire or blowout. We retain the risk for any liability not indemnified by our customers in excess of our insurance coverage. Our insurance coverage may be inadequate to cover our liabilities. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable or on terms as favorable as our current arrangements.

We enter into MSAs with each of our customers. Our MSAs delineate our and our customer’s respective indemnification obligations with respect to the services we provide. With respect to our Stimulation and Well Intervention Services and Wireline Services, our MSAs typically provide for knock-for-knock indemnification for all losses, which means that we and our customers assume liability for damages to or caused by our respective personnel and property. For catastrophic losses, our MSAs generally include industry-standard carve-outs from the knock-for-knock indemnities, pursuant to which our customers (typically the exploration and production company) assume liability for (i) damage to the hole, including the cost to re-drill; (ii) damage to the formation, underground strata and the reservoir; (iii) damages or claims arising from loss of control of a well or a blowout; and (iv) allegations of subsurface trespass. Additionally, our MSAs typically provide that we can be held responsible for events of catastrophic loss only if they arise as a result of our gross negligence or willful misconduct.

Our MSAs typically provide for industry-standard pollution indemnities, pursuant to which we assume liability for surface pollution associated with our equipment and resulting from our negligent actions, and our customer assumes (without regard to fault) liability arising from all other pollution, including, without limitation, underground pollution and pollution emanating from the wellbore as a result of an explosion, fire or blowout.

The description of insurance policies set forth above is a summary of the material terms of our insurance policies currently in effect and may change in the future as a result of market and/or other conditions. Similarly, the summary of MSAs set forth above is a summary of the material terms of the typical MSA that we have in place and does not reflect every MSA that we have entered into or may enter into in the future, some of which may contain indemnity structures and risk allocations between our customers and us that are different than those described here.

We also maintain a variety of insurance for our Equipment Manufacturing operations that we believe to be customary and reasonable. Other than normal business and contractual risks that are not insurable, our risks are commonly insured and the effect of a loss occurrence is not expected to be significant.

Employees

As of February 13, 2015, we had 3,490 employees. We increased our overall headcount by approximately 40% over the course of 2014 to support the growth of our business. Subject to local market conditions, the additional crew members needed for our Stimulation and Well Intervention Services and Wireline Services are generally available for hire on relatively short notice. Our employees are not represented by any labor unions or covered by collective bargaining agreements. We consider our relations with our employees to be generally good.

Government Regulations

We operate under the jurisdiction of a number of regulatory bodies that regulate worker safety standards, the handling of hazardous materials, the use, management and disposal of certain radioactive materials, the transportation of explosives, the protection of the environment, and motor carrier operations. Regulations concerning equipment certification create an ongoing need for regular maintenance, which is incorporated into our daily operating procedures. Moreover, the oil and gas industry is subject to environmental regulation pursuant to local, state and federal legislation.

Among the services we provide, we operate as a motor carrier and therefore are subject to regulation by the United States Department of Transportation (“DOT”) and various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations; regulatory safety; hazardous materials labeling, placarding and marking; financial reporting; and certain mergers, consolidations and acquisitions. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment and product handling requirements. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. Some of these possible changes include increasingly stringent environmental regulations, changes in the hours of service regulations which govern the amount of time a driver may drive in any specific period and requiring onboard black box recorder devices or limits on vehicle weight and size.

Interstate motor carrier operations are subject to safety requirements prescribed by DOT. To a large degree, intrastate motor carrier operations are subject to safety regulations that mirror federal regulations. Such matters as weight and dimension of equipment are also subject to federal and state regulations. DOT regulations also mandate drug testing of drivers.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state or local taxes, including taxes on motor fuels, which may increase our costs or adversely impact the recruitment of drivers. We cannot predict whether, or in what form, any increase in such taxes applicable to us will be enacted.

In addition, some of our operations utilize equipment that contains sealed, low-grade radioactive sources. Our activities involving the use of radioactive materials are regulated by the United States Nuclear Regulatory Commission (“NRC”) and state regulatory agencies under agreement with the NRC. Standards implemented by these regulatory agencies require us to obtain licenses or other approvals for the use of such radioactive materials. We believe that we have obtained these licenses and approvals when necessary and that we are in substantial compliance with these requirements.

Environmental Matters

Our operations are subject to stringent and complex federal, state and local environmental and occupational, health and safety laws and regulations, including those governing the release and/or discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies issue regulations to implement and enforce these laws, for which compliance is often costly and difficult. The violation of these laws and regulations may result in the denial or revocation of permits, issuance of corrective action orders, injunctions prohibiting some or all of our operations, assessment of administrative and civil penalties, and even criminal prosecution. We believe that we are in substantial compliance with applicable environmental laws and regulations. Further, we do not anticipate that compliance with existing environmental laws and regulations will have a material effect on our financial condition or results of operations. It is possible, however, that substantial costs for compliance or penalties for non-compliance may be incurred in the future. Moreover, it is possible that other developments, such as the adoption of stricter environmental laws, regulations, and enforcement policies, could result in additional costs or liabilities that we cannot currently quantify.

Hazardous Substances

We generate wastes, including hazardous wastes, which are subject to the federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes. The U.S. Environmental Protection Agency (“EPA”), the NRC, and state agencies have limited the approved methods of disposal for some types of hazardous and nonhazardous wastes. RCRA currently excludes drilling fluids, produced waters and certain other wastes associated with the exploration, development or production of oil and natural gas from regulation as “hazardous waste.” Disposal of such non-hazardous oil and natural gas exploration, development and production wastes is usually regulated by state law. Other wastes handled at exploration and production sites or generated in the course of providing well services may not fall within this exclusion. Moreover, stricter standards for waste handling and disposal may be imposed on the oil and natural gas industry in the future. From time to time, legislation is proposed in Congress that would revoke or alter the current exclusion of exploration, development and production wastes from the RCRA definition of “hazardous wastes,” thereby potentially subjecting such wastes to more stringent handling, disposal and cleanup requirements. If such legislation were enacted, it could have a significant impact on our operating costs as well as the oil and natural gas industry in general. The impact of future revisions to environmental laws and regulations cannot be predicted. Additionally, Naturally Occurring Radioactive Materials (“NORM”) may contaminate extraction and processing equipment used in the oil and natural gas industry. The waste resulting from such contamination is regulated by federal and state laws. Standards have been developed for: worker protection; treatment, storage, and disposal of NORM and NORM waste; management of NORM-contaminated waste piles, containers and tanks; and limitations on the relinquishment of NORM contaminated land for unrestricted use under RCRA and state laws. It is possible that we may incur costs or liabilities associated with elevated levels of NORM.

The federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA” or the “Superfund” law), and comparable state statutes impose liability, without regard to fault or legality of the original conduct, on classes of persons that are considered to have contributed to the release of a hazardous substance into the environment. Such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations such as landfills. Under CERCLA, these persons may be subject to strict, joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We currently own, lease, or operate numerous properties and facilities that for many years have been used for industrial activities, including oil and natural gas related operations. Hazardous substances, wastes, or hydrocarbons may have been released on or under the properties owned or leased by us, or on or under other locations where such substances have been taken for recycling or disposal. In addition, some of these properties have been operated by third parties or by previous owners whose treatment and disposal or release of hazardous substances, wastes, or hydrocarbons, was not under our control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed substances and wastes (including substances disposed of or released by prior owners or operators), remediate contaminated property (including groundwater contamination, whether from prior owners or operators or other historic activities or spills), or perform remedial plugging of disposal wells or waste pit closure operations to prevent future contamination. These laws and regulations may also expose us to liability for our acts that were in compliance with applicable laws at the time the acts were performed.

Water Discharges

The Federal Water Pollution Control Act (the “Clean Water Act”), and comparable state statutes impose restrictions and strict controls regarding the discharge of pollutants into state waters or waters of the United States. The discharge of pollutants into jurisdictional waters is prohibited unless the discharge is permitted by the EPA or applicable state agencies. Also, spill prevention, control and countermeasure regulations under federal law require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak.

In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Moreover, the Oil Pollution Act of 1990 (“OPA”) imposes a variety of requirements on responsible parties related to the prevention of oil spills and liability for damages, including natural resource damages, resulting from such spills in waters of the United States. A responsible party includes the owner or operator of an onshore facility. The Clean Water Act and analogous state laws provide for administrative, civil and criminal penalties for unauthorized discharges and, together with the OPA, impose rigorous requirements for spill prevention and response planning, as well as substantial potential liability for the costs of removal, remediation, and damages in connection with any unauthorized discharges.

The Safe Water Drinking Act (“SDWA”), regulates the underground injection of substances through the Underground Injection Control (“UIC”) program. Hydraulic fracturing generally is exempt from regulation under the UIC program, and the hydraulic fracturing process is typically regulated by state oil and gas commissions. However, the EPA recently has taken the position that hydraulic fracturing with fluids containing diesel fuel are subject to regulation under the UIC program, specifically as “Class II” UIC wells. We do not utilize diesel fuel in our fracturing services. In addition, in response to recent seismic events near underground injection wells used for the disposal of oil and gas-related wastewaters, federal and some state agencies have begun investigating whether such wells have caused increased seismic activity, and some states have shut down or imposed moratoria on the use of such injection wells. If new regulatory initiatives are implemented that restrict or prohibit the use of underground injection wells in areas where we rely upon the use of such wells in our operations, our costs to operate may significantly increase and our ability to perform services may be delayed or limited, which could have an adverse effect on our results of operations and financial position.

Hydraulic Fracturing

Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. We commonly perform hydraulic fracturing services for our customers. Hydraulic fracturing typically is regulated by state oil and natural gas commissions, but, as noted above, the EPA has asserted federal regulatory authority pursuant to the SDWA over certain hydraulic fracturing activities involving the use of diesel fuel and issued permitting guidance in February 2014 that applies to such activities. Also, in May 2014, the EPA published an advanced notice of proposed rulemaking under the Toxic Substances and Control Act that would require the disclosure of chemicals used in hydraulic fracturing fluids. In addition, from time to time legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process.

The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices and the EPA is performing a study of the potential environmental effects of hydraulic fracturing on drinking water resources. The EPA’s study includes 18 separate research projects addressing topics such as water acquisition, chemical mixing, well injection, flowback and produced water, and wastewater treatment and disposal. The EPA has indicated that it expects to issue its study report sometime in 2015. The EPA is also developing effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities and plans to propose these standards sometime in 2015. Other governmental agencies, including the U.S. Department of Energy and the U.S. Department of the Interior, are evaluating various other aspects of hydraulic fracturing. Depending on their results, these studies could spur initiatives to further regulate hydraulic fracturing under the federal SDWA or other regulatory mechanisms.

In addition, various state and local governments have implemented, or are considering, increased regulatory oversight of hydraulic fracturing through additional permit requirements, operational restrictions, disclosure requirements, well construction and temporary or permanent bans on hydraulic fracturing in certain areas. For example, in May 2013, the Texas Railroad Commission adopted new rules governing well casing, cementing and other standards for ensuring that hydraulic fracturing operations do not contaminate nearby water resources. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular or prohibit the performance of well drilling in general or hydraulic fracturing in particular. We believe that we follow applicable standard industry practices and legal requirements for groundwater protection in our hydraulic fracturing activities. If new federal, state or local laws or regulations that significantly restrict hydraulic fracturing are adopted, such legal requirements could result in delays, eliminate certain drilling and injection activities and make it more difficult or costly to perform hydraulic fracturing. Any such regulations limiting or prohibiting hydraulic fracturing could result in decreased oil and natural gas exploration and production activities and, therefore, adversely affect demand for our services and our business. Such laws or regulations could also materially increase our costs of compliance and doing business.

There have been no material incidents or citations related to our hydraulic fracturing operations in the past five years. During that period we have not been involved in any litigation over alleged environmental violations, have not been ordered to pay any material monetary fine or penalty with respect to alleged environmental violations, and are not currently facing any type of governmental enforcement action or other regulatory proceeding involving alleged environmental violations related to our hydraulic fracturing operations. In addition, pursuant to our MSAs, we are generally liable for only surface pollution, not underground or flowback pollution, which our customers are generally liable for and for which we are typically indemnified by our customers.

We maintain insurance against some risks associated with underground contamination that may occur as a result of well services activities. However, this insurance is limited to activities at the well site and may not continue to be available or may not be available at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could have a materially adverse effect on our financial condition and results of operations.

Air Emissions

Some of our operations also result in emissions of regulated air pollutants. The federal Clean Air Act (“CAA”), and analogous state laws require permits for certain facilities that have the potential to emit substances into the atmosphere that could adversely affect environmental quality. These laws and their implementing regulations also impose generally applicable limitations on air emissions and require adherence to maintenance, work practice, reporting and recordkeeping, and other requirements. Many of these regulatory requirements, including New Source Performance Standards (“NSPS”) and Maximum Achievable Control Technology (“MACT”) standards are expected to be made more stringent over time as a result of stricter ambient air quality standards and other air quality protection goals adopted by the EPA. Failure to obtain a permit or to comply with permit or other regulatory requirements could result in the imposition of substantial administrative, civil and even criminal penalties. In addition, we or our customers could be required to shut down or retrofit existing equipment, leading to additional expenses and operational delays.

In addition, oil and natural gas production, processing, transmission and storage operations are now subject to regulation under the New Source Performance Standards and National Standards for Emission of Hazardous Air Pollutants programs. These rules require, among other things, the reduction of volatile organic compound (“VOC”) emissions from three subcategories of fractured and refractured gas wells for which well completion operations are conducted: wildcat (exploratory) and delineation gas wells; low reservoir pressure non-wildcat and non-delineation gas wells; and all “other” fractured and refractured gas wells. All three subcategories of wells must route flow back emissions to a gathering line or be captured and combusted using a combustion device such as a flare. However, the “other” wells must use reduced emission completions, also known as “green completions.” These regulations also establish specific new requirements regarding emissions from production-related wet seal and reciprocating compressors, and from pneumatic controllers and storage vessels. The rule is designed to limit emissions of VOC, sulfur dioxide, and hazardous air pollutants from a variety of sources within natural gas processing plants, oil and natural gas production facilities, and natural gas transmission compressor stations. This rule could require a number of modifications to oil and gas exploration and production operations, including the installation of new equipment. Compliance with these and other air pollution control and permitting requirements has the potential to delay the development of oil and natural gas projects and increase costs for us and our customers. Although we do not believe our operations will be materially adversely affected by these requirements, our business could be materially affected if our customers’ operations are significantly affected by these or other similar requirements. These requirements could increase the cost of doing business for us and our customers, reduce the demand for the oil and gas our customers produce, and thus have an adverse effect on the demand for our products and services.

Climate Change

More stringent laws and regulations relating to climate change may be adopted in the future and could cause us to incur additional operating costs or reduce the demand for our services. The EPA has determined that emissions of carbon dioxide, methane, and other greenhouse gases (“GHGs”) present an endangerment to the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes. Based on these findings, EPA has adopted regulations that restrict emissions of GHGs under existing provisions of the CAA, including one that requires a reduction in emissions of GHGs from motor vehicles and another that requires certain preconstruction and operating permit reviews for GHG emissions from certain large stationary sources. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified GHG sources, including, among others, certain oil and natural gas production facilities, on an annual basis. We do not believe our operations are currently subject to these requirements, but our business could be affected if our customers’ operations become subject to these or other similar requirements. Moreover, these requirements could increase the cost of doing business for us and our customers, reduce the demand for the oil and gas our customers produce, and thus have a material adverse effect on the demand for our products and services.

In addition, Congress has from time to time considered legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring major sources of emissions or major producers of fuels, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year in an effort to achieve the overall greenhouse gas emission reduction goal. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any new federal, regional or state restrictions on emissions of carbon dioxide or other GHGs that may be imposed in areas in which we conduct business could result in increased compliance costs or additional operating restrictions on our customers. Such restrictions could potentially make our customers’ products more expensive and thus reduce demand for such products, which in turn could have a material adverse effect on the demand for our services and our business. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events; if any such effects were to occur, they could have an adverse effect on our assets and operations.

Worker Safety

We are also subject to the requirements of the federal Occupational Safety and Health Act (“OSHA”), and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and the public. We believe that our operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances.

PROPERTIES

Our corporate headquarters are located at 3990 Rogerdale Rd., Houston, Texas 77042. In February 2013, we entered into a “build-to-suit” lease agreement with an option to purchase providing for the immediate construction of the 125,000 square feet office park that now serves as our corporate headquarters. The lease for the corporate headquarters facility commenced upon completion of construction in March 2014, creating a capital lease obligation of $25.6 million.

We own or lease facilities and administrative offices throughout the geographic regions in which we operate. As of February 13, 2015, we owned or leased the following additional principal properties:

Location	Type of Facility	Size	Lease or Owned	Expiration of Lease	Primary Business Use

4460 Hwy 77 Robstown, TX	Administrative offices, warehouse, maintenance shop, equipment yard	15 acres, 61,000 sq. ft. building space	Owned	—	Stimulation & Well Intervention Services

6913 N. FM 1788 Midland, TX	Administrative offices, maintenance shop, equipment yard	27.83 acres, 69,000 sq. ft. building space	Owned	—	Stimulation & Well Intervention Services

5604 Medco Dr. Marshall, TX	Administrative offices, maintenance shop, equipment yard	14 acres, 37,000 sq. ft. building space	Land - Leased Building - Owned	December 18, 2021	Stimulation & Well Intervention Services

301 Venture Road Sayre, OK	Administrative offices, maintenance shop, equipment yard	20 acres, 54,700 sq. ft. building space	Land - Leased Building - Owned	October 16, 2025	Stimulation & Well Intervention Services

11700 Onyx Drive Midland, TX	Administrative offices, maintenance shop, equipment yard	7 acres, 22,124 sq. ft. building space	Owned	—	Wireline Services

940 Gateway Drive San Angelo, TX	Administrative offices, maintenance shop, equipment yard	20 acres, 20,237 sq. ft. building space (under construction)	Owned	—	Wireline Services

4700 Commerce Street Weatherford, OK	Administrative offices, maintenance shop, equipment yard	6 acres, 20,000 sq. ft. building space	Lease	October 31, 2018	Wireline Services

701 Industrial Parkway Muncy, PA	Administrative offices, maintenance shop, equipment yard	6 acres, 13,500 sq. ft. building space	Lease	August 30, 2022	Stimulation & Well Intervention Services and Wireline Services

Location	Type of Facility	Size	Lease or Owned	Expiration of Lease	Primary Business Use

110 29th Street W Dickinson, ND	Administrative offices, maintenance shop, equipment yard	5 acres, 18,400 sq. ft. building space	Lease	August 31, 2020	Stimulation & Well Intervention Services and Wireline Services

Plot No. S40320 & S40321 Dubai, UAE	Administrative offices, maintenance shop, equipment yard	14 acres, 104,755 sq. ft. building space (under construction)	Lease	June 30, 2028	International

Media One Tower, Plot A008-001 Media City, Dubai, UAE	Corporate office	12,920 sq. ft. building space	Lease	July 14, 2016	International

5700 Enterprise Drive Greenville, TX	Administrative offices, warehouse, inventory management center	17 acres, 123,200 sq. ft. building space	Owned	—	Distribution Center

4801 Glen Rose Hwy, Granbury, TX	Administrative offices, warehouse, equipment manufacturing & repair facility	18 acres, 64,445 sw. ft. building space	Owned	—	Equipment Manufacturing

10771 Westpark Drive Houston, TX	Administrative offices, R&T Lab & Tech Center	84,023 sq. ft. building space	Leased - Option to Purchase	October 31, 2025	Research & Technology

3990 Rogerdale Road	Administrative offices	125,000 sq. ft. building space	Lease	February 21, 2025	Stimulation & Well Intervention Services

2828 Junipero Avenue Signal Hill, CA	Operations, Staging and Storage	43,775 sq. ft. building space	Lease	May 31, 2017	Wireline Services

#210 26229 TWP Rd 531A, 2nd Floor Acheson, Alberta	Administrative offices	2,400 sq. ft. building space	Lease	August 1, 2017	Equipment Manufacturing

#101A, 26230 TWP Rd 531A, Bays 7,8,9 and 10, Acheson, Alberta	Administrative offices	18,750 sq. ft. building space	Lease	May 1, 2017	Equipment Manufacturing

1600 South CR 1310 Odessa TX	Administrative offices	3 acres, 11,550 sq. ft. building space	Owned	—	Drilling

In addition to the principal properties listed above, we own or lease numerous other smaller facilities across our operating areas, including local sales offices and temporary facilities to house employees in regions where infrastructure is limited. Our leased properties are subject to various lease terms and expirations.

We believe that all of our existing properties are suitable for their intended uses and sufficient to support our operations. We do not believe that any single property is material to our operations and, if necessary, we could readily obtain a replacement facility. We continuously evaluate the needs of our business, and we will purchase or lease additional properties or consolidate our properties, as our business requires.